Exhibit 99

Trico Marine Reports Second Quarter 2003 Results

HOUSTON, Aug. 13 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) today reported a net loss for the second quarter ended June 30, 2003, of $42 million, or $(1.16) per share (diluted), including a charge of $5.2 million, resulting from the loss on assets held for sale and a charge of $28.6 million due to the partial impairment of goodwill primary related to the company's North Sea reporting unit.

This compares to a loss of $13.8 million, or $0.38 per share (diluted) in the second quarter of 2002, which included a charge of $9.2 million resulting from the early extinguishment of debt. Second quarter 2003 revenues increased to $34.5 million compared to $32.6 million for the second quarter of 2002.

The net loss for the six month period ended June 30, 2003 was $55.5 million or $(1.53) per share (diluted). This compares to a net loss of $18.6 million, or $(0.51) per share (diluted), on revenue of $64.7 million for the first six months of 2002.

"We experienced a small improvement in market conditions in the U.S. Gulf of Mexico and North Sea throughout the quarter," said Thomas E. Fairley, president and chief executive officer. "While we are cautious about the market, we are guardedly optimistic that things will continue to improve in the second half of 2003 and into 2004."

Supply boat day rates in the Gulf of Mexico averaged $4,942 for the second quarter, compared to $5,839 for the same period last year, and $5,277 for the first quarter of 2003. Day rates for the North Sea fleet averaged $11,911 for the second quarter, compared to $11,443 for the second quarter of 2002 and $10,459 for the first quarter 2003. Crew and line handling vessels averaged $2,984 for the quarter compared to $2,634 for the same period last year, and $2,762 for the first quarter of 2003.

The utilization rate for Gulf of Mexico supply boats increased to 56% for the quarter, compared to 49% for the year-ago period and 47% for the first quarter of 2003. Utilization of the North Sea vessels was 88% in the most recent quarter, compared to 93% in the second quarter 2002 and 80% for the first quarter of 2003. The utilization rate for the crew and line handling vessels was 65% for the quarter, compared to utilization rates of 68% for the year -- ago period and 68% for the first quarter of 2003.

A conference call will be held at 2:00 p.m. Eastern time on Wednesday, August 13, 2003. Interested parties may listen to the call by dialing (973) 582-2732 and asking for the Trico Marine Conference. A telephonic replay will also be available shortly after the conclusion of the call and will be available until 5:00 pm Wednesday, August 20, 2003. To access the replay, dial (973) 341-3080 using the pass code 4092316.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

                                  Three months Ended        Six months Ended

                                        June 30                 June 30

                                   2003         2002        2003        2002

Revenues:                        $34,492      $32,622     $63,503     $64,730

Operating expenses:

   Direct vessel operating

    expenses and other            21,251       20,778      41,780      40,118

   General and administrative      3,924        3,680       7,729       7,214

   Loss (gain) on sale of

    assets, net                       (1)          78        (484)       (430)

   Asset writedown                 5,225           --       5,225          --

   Loss on impairment of

    goodwill                      28,640           --      28,640          --

   Amortization of marine

    inspection costs               2,615        2,631       4,972       5,321

   Depreciation and

    amortization expense           8,652        7,774      17,176      15,170

                                  70,306       34,941     105,038      67,393

Operating income (loss)          (35,814)      (2,319)    (41,535)     (2,663)

Interest expense                   7,726        6,836      15,584      12,903

Amortization of deferred

 financing costs                     244          364         471         712

Loss on early retirement

 of debt                              --        9,178          --       9,178

Other (income) expense, net         (573)       1,684         235       2,172

Loss before taxes                (43,211)     (20,381)    (57,825)    (27,628)

Income tax expense (benefit)      (1,222)      (6,597)     (2,365)     (9,051)

Net loss                        $(41,989)    $(13,784)   $(55,460)   $(18,577)

Basic and Diluted loss

 per common share:

   Net loss                       $(1.16)      $(0.38)     $(1.53)     $(0.51)

   Average common shares

    outstanding               36,272,335   36,260,002  36,272,335  36,257,168

Average Day Rates:

   Supply (Gulf class)            $4,942       $5,839      $5,094      $5,948

   Supply /Anchor

    Handling (N. Sea)             11,911       11,443      11,223      10,958

   Crew/line handling              2,984        2,634       2,873       2,684

Utilization:

   Supply (Gulf class)               56%          49%         52%         51%

   Supply /Anchor

    Handling (N. Sea)                88%          93%         84%         91%

   Crew/line handling                65%          68%         67%         67%

Average no. of Vessels:

   Supply (Gulf class)              48.0         48.0        48.0        48.0

   Supply/Anchor Handling

    (N. Sea )                       20.0         18.3        20.0        18.1

   Crew/line handling               18.0         17.0        17.9        18.2